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[LOGO}                                                              NEWS RELEASE




FOR IMMEDIATE RELEASE

CONTACTS:                         Gloria Purdy
                                  Chief Financial Officer
                                  JNI Corporation
                                  858-552-3541
                                  IR@jni.com

                                  The Financial Relations Board/BSMG Worldwide:
                                  Kristen Kopay - General Information
                                  Tricia Ross - Analyst/Investor Contact
                                  310-442-0599


                 JNI CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


SAN DIEGO, February 9, 2001 - JNI-Registered Trademark- Corporation (Nasdaq:JNIC) announced today that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan.

The Plan is designed to enable all JNI Corporation ("JNI") stockholders to realize the full value of their investment and to provide for fair and equal treatment for all JNI stockholders in the event that an unsolicited attempt is made to acquire JNI. The distribution of the Rights is not in response to any proposal to acquire JNI. The Board is not aware of any such action.

To implement the Plan, the Board of Directors has declared a dividend distribution of one Preferred Stock Purchase Right per Common Share, payable to stockholders of record on February 28, 2001. The Rights will attach initially to the certificates representing outstanding common shares, and no separate Rights certificates will be distributed. The Rights to acquire preferred stock are not immediately exercisable and will become exercisable only upon the occurrence of certain events relating to unsolicited acquisition attempts as described in the agreement. Unless earlier redeemed for $0.001 per Right, the Rights will become exercisable by holders, other than rights held by an unsolicited bidder, for shares of JNI or of the third party acquirer having a value of twice the Rights' then-current exercise price.

No action is required on the part of stockholders. JNI will send a letter to all its stockholders with further details of the agreement.


                                     -MORE-

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JNI CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN/2-2-2

ABOUT JNI CORPORATION
JNI Corporation is one of the leading manufacturers of enterprise-level storage area network (SAN) products and the leading provider of Fibre Channel-based host bus adapters (HBAs) for Solaris servers. JNI offers a broad line of HBAs, ASICs and software for storage area networks. JNI's PCI products operate on Solaris, Windows 2000, Windows NT, HP-UX, AIX, Novell, Linux and Mac OS systems. JNI's SBus products run on Solaris. Customers include Amdahl, Avid, Chaparral, Compaq StorageWorks, Consan, EMC, Eurologic, Hewlett-Packard, Hitachi Data Systems, IBM, LSI Logic, McData, StorageTek and Sun Microsystems. Company headquarters are in San Diego, with offices throughout the U.S. and Munich (Munchen), Germany. www.jni.com.


The Financial Relations Board, Inc. serves as financial relations counsel to this company and is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.


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JNI and JNIC are trademarks or registered trademarks of JNI Corp. All other trademarks are the property of their respective holders.